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                                                                    EXHIBIT 23.1


                         Independent Auditors' Consent


The Board of Directors
CT Communications, Inc.:

We consent to the use in the Registration Statement on Form S-3 of CT Communications, Inc. related to the registration of up to 1,265,000 shares of its common stock of our report dated March 5, 1999 related to the consolidated balance sheets of CT Communications, Inc. as of December 31, 1998 and 1997 and the consolidated statements of income, stockholders' equity, cash flows and comprehensive income for each of the years in the three year period ended December 31, 1998 and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Charlotte, North Carolina
May 28, 1999